Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by JOSEPH N. JAGGERS, III (“Jaggers”), JAGGED PEAK ENERGY INC., a Delaware corporation (the “Company”), JAGGED PEAK ENERGY LLC (“Employer”) and JPE MANAGEMENT HOLDINGS LLC (“Holdco”); and is effective as of the Effective Date (as defined below). The Company, Employer and Holdco may be referred to below as the “Company Parties” or individually as a “Company Party.” Jaggers and the Company Parties are each referred to herein as a “Party” and collectively as the “Parties.”
Reference is made to the Limited Liability Company Agreement of Holdco, dated as of February 1, 2017, as amended as of the Separation Date (as defined below) (the “Holdco Agreement”) and that certain Employment Letter Agreement, dated June 28, 2017, by and between Jaggers and Employer as successor in interest to Jagged Peak Energy Management LLC (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Holdco Agreement.
Recitals
WHEREAS, Jaggers has been employed by Employer;
WHEREAS, Jaggers and the Company Parties now desire to set forth the mutually agreed terms by which the employment of Jaggers by Employer will end as of the Separation Date (as defined below);
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
Agreements
1.Separation from Employment. The Parties acknowledge and agree that Jaggers has voluntarily resigned from Employer, and the last day of Jaggers’ employment with Employer will be March 30, 2018 (the “Separation Date”). The Parties further acknowledge and agree that, as of the Separation Date, Jaggers resigns (a) as an officer of each Company Party and each of their respective affiliates (as applicable), and (b) from the board of managers, board of directors, or similar governing body of each Company Party and each of their respective affiliates (as applicable). To receive the benefits offered pursuant to this Agreement, Jaggers must execute this Agreement, which must become irrevocable no later than thirty (30) days of the Separation Date.
2.Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. In entering into this Agreement, Jaggers expressly acknowledges and agrees that Jaggers has received all leaves (paid and unpaid) to which Jaggers was entitled during Jaggers’ employment and, as of the date that Jaggers executes this Agreement, Jaggers has received all wages, been provided all benefits, and been paid all sums that Jaggers is owed by any Company Party as of the Separation Date; provided that within five (5) business days of the Separation Date, or the next regular payday, whichever is earlier, Jaggers shall be paid all accrued and unpaid salary and all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. Jaggers was paid Jaggers’ 2017 Short Term Incentive Plan (“STIP”) payment at the same time as other employees of the Company. Jaggers further acknowledges and agrees that, with the exception of any amounts owed to Jaggers pursuant to this Agreement, Jaggers has no entitlement to any further sums from the Company Parties with respect to Jaggers’ employment, including any severance amounts, bonuses or other compensatory payments under the Employment Agreement, the Company’s Severance Plan, STIP or otherwise.
3.Consideration; Stock of the Company; Interests in Holdco; COBRA. On the express condition that Jaggers timely signs, returns, and does not revoke this Agreement, Jaggers will receive the following benefits and consideration:
a.Notwithstanding anything to the contrary in the Holdco Agreement, (i) Jaggers will retain Jaggers’ 1,292,588 unvested Series A Units in Holdco and (ii) Jaggers Investments, LLLP will retain Jaggers Investments, LLLP’s 430,863 unvested Series A Units in Holdco (collectively, the “Retained Units”). The Retained Units will continue to vest as set forth in the Holdco Agreement notwithstanding anything to the contrary contained therein.
b.Jaggers will be paid an amount equal to the Company’s contribution amount to premiums for Jaggers and Jaggers’ eligible dependents to have insurance coverage equivalent to the coverage that they have under the Company Parties’ health plans, as elected by Jaggers prior to the Separation Date, pursuant to COBRA or similar state law, for nine (9) months, paid by the Company Parties to Jaggers in a lump sum within thirty (30) days of the Separation Date, subject to standard payroll deductions and withholding.
c.Jaggers expressly acknowledges and agrees that, other than as may be applicable to the Retained Units, Jaggers has no right to receive any additional equity interest in any Company Party and that any unvested equity under the Company’s 2017 Long Term Incentive Plan (“LTIP”) will be forfeited as of the Separation Date.
d.Reporting of and withholding on the payments and benefits offered herein for tax purposes shall be at the reasonable discretion of the Company Parties in conformance with applicable tax laws and the past practices of the Company Parties, all as generally applicable to other executives of the Company Parties. If a claim is made against any of the Company Parties for any additional tax or withholding in connection with or arising out of the Severance, that should have been withheld or that is a tax payable by Jaggers, Jaggers shall pay any such claim within thirty (30) days of being notified by the Company Parties of the amount owed.
4.Return of Company Parties’ Property. Jaggers represents that Jaggers has, or will within five (5) business days of signing this Agreement, (a) return to the Company Parties all property of the Company Parties in Jaggers’ possession or control or known or suspected by Jaggers to be in Jaggers’ possession or control, including, but not limited to, Company Parties’ laptop computers, access cards, office keys or any devices and (b) delete all Company Parties’ electronic mail or Company Parties’ documents from any personal devices. Jaggers further represents that Jaggers has complied or within five (5) business days of signing this Agreement will comply with any obligations under Exhibit A, Section 4 (Return of Company Parties’ Property) of the Employment Agreement. Company Parties affirm that, after reasonable inquiry and demand for return of all such property on the Separation Date, they are not aware of any noncompliance by Jaggers of the terms of this provision.
5.Restrictive Covenant Obligations.
a.Confidentiality. Jaggers agrees that, during Jaggers’ employment, Jaggers has been provided access to trade secrets and other proprietary and confidential knowledge, data and information of the Company Parties (the “Confidential Information”). Jaggers agrees to continue to keep such Confidential Information confidential and not disclose such Confidential Information to any third party without the Company’s prior written consent. Jaggers further acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Despite the language above, Jaggers is not restricted by this provision from disclosure in confidence to Jaggers’ attorney; and disclosure of Confidential Information by Jaggers is permitted if such disclosure is required by law, subpoena, or a court or agency order, provided that Jaggers agrees to give the Company Parties ten (10) days advance notice of such subpoena, process, or order in order to afford the Company Parties the opportunity to obtain any necessary or appropriate protective orders.
b.Nondisparagement. (i) Jaggers agrees not to make any statements, unless required by law, that are critical, disparaging or derogatory, or which injure the business, or personal or business reputation (as applicable) about/of any of the Company Parties, Q-Jagged Peak Energy Investments, LLC and its respective affiliates (collectively, “Quantum”) or any of their respective directors, officers, employees or limited liability company managers known to Jaggers to be in that capacity, as applicable (collectively, the “Affiliated Persons”). (ii) The Company agrees that it will instruct the Company’s and Employer’s directors and officers that, during the period of their tenure as a director or officer, as applicable, with the Company or Employer, they are not to make any statements, unless required by law, that are critical, disparaging or derogatory, or which injure the business, or personal or business reputation (as applicable) about/of Jaggers.
c.Despite the language above, Jaggers is not precluded from making true statements, or statements of opinion made in good faith, that are made in response to a subpoena or in connection with any investigation by any governmental agency.
d.Noncompetition.
i.    Jaggers covenants and agrees that for the period beginning on the Separation Date and ending one year following the Separation Date (the “Initial Period”), Jaggers will not engage or participate in any manner, whether directly or indirectly for Jaggers’ benefit or as an employee, employer, consultant, agent, principal, partner, more than five percent equity holder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (A) any business or activity that is competitive with the Company Parties, or, regardless of whether competitive with the Company Parties, start up or join any private company, or (B) any business or activity that is engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products or providing services to such businesses; provided that this Section 5(d)(i) shall not apply to (w) Jaggers’ service on the Board of Directors of National Fuel Gas Company, Howard Midstream Energy Partners, LLC d/b/a Howard Energy Partners, or service on the board of directors or as an officer of any other publicly traded company, so long as such other publicly traded company is not engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products in the Permian Basin; (x) the existing personal oil and gas investments owned by Jaggers or entities controlled by Jaggers as of the date of this Agreement set forth on Exhibit A hereto (the “Existing Personal Investments”), (y) future expenditures made by Jaggers or entities controlled by Jaggers in the Existing Personal Investments, provided that such future expenditures do not go beyond the limit allowed for Permitted Investments (as defined below) and (z) Permitted Investments (as defined below); provided further that Jaggers may serve as a director of any public, private or charitable entity as long as he receives compensation for such service no greater than any other independent director and so long as such publicly traded company is not engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products in the Permian Basin. For purposes of this Agreement, “Permitted Investments” means passive investments in securities or other ownership interests of businesses made by Jaggers or Jaggers’ family members, provided that the aggregate amount owned by Jaggers’ or entities controlled by Jaggers does not exceed 5% of the outstanding securities or other ownership interests of any such business.
ii.    Jaggers covenants and agrees that for the period beginning at the end of the Initial Period and ending two years thereafter (the “Subsequent Period”), Jaggers will not, without the express, written and advance consent of the Company, engage or participate in any manner, whether directly or indirectly for Jaggers’ benefit or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a twenty-five (25) mile radius of the boundaries of, any mineral property interest of any of the Company Parties as of the Separation Date (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreement between any of the Company Parties and any third party) or any other property on which any of the Company Parties has a right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisitions or other seismic, geophysical, and geochemical activities as of the date hereof; provided that this Section 5(d)(i) shall not apply to (x) the Existing Personal Investments, (y) future expenditures made by Jaggers or entities controlled by Jaggers in the Existing Personal Investments, provided that such future expenditures do not go beyond the limit allowed for Permitted Investments and (z) Permitted Investments.
e.Nonsolicitation and Non-Hire. Jaggers will not, during the Initial Period or Subsequent Period directly or indirectly, on behalf of himself, any entity controlled by him, any entity for which he works or has any equity interest, or any third party, (i) solicit, hire, encourage, facilitate, or induce any employee, director, advertiser, supplier, broker, vendor, agent, sales representative, contractor, consultant, or licensee of any of the Company Parties to breach any agreement or contract with, or discontinue or curtail such third party’s business relationships with any of the Company Parties or (ii) solicit, recruit, induce or hire as an employee, independent contractor, consultant or otherwise, any person who is employed by any of the Company’s Parties at any time during the twelve month period prior to the Separation Date or at any time during the Initial Period or Subsequent Period; provided that Jaggers may solicit, recruit, induce or hire any of Jaggers’ immediate family members (including in-laws) as long as an appropriate transition period of no more than six (6) months from the written notice of intent to separate under the terms set forth in this Section 5(e) is agreed to by such immediate family member and the Company, then such immediate family member shall continue to vest in such family member’s Series A Units under the Holdco Agreement, notwithstanding anything to the contrary contained therein. In the event of the departure of an immediate family member pursuant to this section, Company Parties will not require such family member to enter into any restrictive covenant obligations that are greater than the temporal period, restricted territory or restricted activities that, as of that date, remain in this Agreement.
f.If any of the covenants in this Section are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Jaggers to the greatest extent permissible.
6.Releases of Liability for Claims.
a.In entering into this Agreement, Jaggers hereby releases, discharges and forever acquits the Company Parties, Quantum, and each of the foregoing entities’ respective past present and future affiliates, owners, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company, Employer or any of their respective affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Jaggers’ employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to Jaggers signing this Agreement, including, without limitation, any allegation arising out of or relating to: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Age Discrimination in Employment Act, as amended (including as amended by the Older Workers Benefit Protection Act) (“ADEA”); (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (x) the Colorado Anti-Discrimination Act, and other statutes and the common law of the state of Colorado; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Jaggers and the Company Parties are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or relating to any Released Claim (as defined below); (xvi) any and all rights, benefits or claims Jaggers may have under any employment contract (including the Employment Agreement), incentive compensation plan, equity-based plan with any Company Party, severance plan or to any ownership interest in any Company Party except as expressly provided in this Agreement; (xvii) any and all matters arising out of Jaggers’ status as a holder, awardee or grantee of any Management Incentive Units of Jagged Peak Energy LLC, units of Holdco or equity interests in any Company Party, other than with respect to rights arising from, or related to, Jaggers’ ownership of the Retained Units; (xviii) any and all matters arising out of or relating to the Holdco Agreement, as modified hereby; and (xix) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES ARISING BEFORE JAGGERS SIGNS THIS AGREEMENT.
b.Jaggers acknowledges and understands that this Agreement does not prohibit or prevent Jaggers from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation. Should Jaggers file or cause to be filed an action, suit, proceeding, investigation or arbitration based on any of the Released Claims (collectively, a “Proceeding”), but which Jaggers cannot waive due to public policy reasons, or should such a Proceeding be filed by or on behalf of a third party, including, without limitation, any federal, state or local governmental entity or administrative agency, Jaggers waives any right to any monetary recovery or other relief from the Proceeding, and he agrees to donate any monies that Jaggers might be entitled to or receive from such Proceeding to the American Red Cross.
c.It is Jaggers’ intention that this release is a general release which shall be effective as a bar to each and every claim, demand or cause of action it releases. Jaggers recognizes that Jaggers may have some claim, demand or cause of action against the Released Parties of which Jaggers is totally unaware and unsuspecting, that Jaggers is giving up by execution of this release. It is Jaggers’ intention in executing this release that it will deprive Jaggers of each Released Claim and prevent Jaggers from asserting it against the Released Parties.
d.Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Jaggers from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Agreement does not limit Jaggers’ right to receive an award for information provided to a Government Agency.
e.The Released Claims include all claims known and unknown as of the date of this Agreement but do not include any claim arising after Jaggers signs this Agreement, including any breach of this Agreement by Jaggers or any of the Company Parties.
f.The Company Parties, on behalf of themselves and the other Released Parties, fully release and discharge forever Jaggers and his heirs, agents, and representatives from any and all manner of claims, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, losses, expenses, fees, salary paid to Jaggers, bonuses paid to Jaggers, other compensation paid to Jaggers, attorneys’ fees or costs, loss of revenues, loss of profits, and debts, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, arising from conduct before the Effective Date of this Agreement; except for (i) fraud, embezzlement, or other intentional misconduct by Jaggers; (ii) claims arising under this Agreement (including a misrepresentation or a breach of this Agreement by Jaggers); and (iii) any other claim arising after the Effective Date of this Agreement.
g.The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
7.Indemnity & Insurance.
The Company Parties acknowledge that Jaggers is entitled to and shall be indemnified and held harmless against any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which Jaggers may be involved, as a party or otherwise, by reason of his being a manager, member, officer or agent of any of the Company Parties, or by reason of his involvement in the management of the affairs of any of the Company Parties pursuant to the respective agreements governing such matters and that nothing in this Agreement is intended to limit or otherwise restrict the rights to which Jaggers is entitled thereunder. The Company Parties shall continue to maintain insurance, including, but not limited to, D&O insurance, providing coverage for the benefit of Jaggers in such amounts consistent with other officers and directors of the Company Parties.
8.Jaggers’ Representations.
a.Jaggers represents and warrants that as of the date on which Jaggers signed this Agreement, Jaggers has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Jaggers signed this Agreement. Jaggers further represents and warrants that as of the date he signed this Agreement, Jaggers has made no assignment, sale, delivery, transfer or conveyance of any rights Jaggers has asserted or may have against any of the Released Parties with respect to any Released Claim.
b.Jaggers represents and warrants that (i) as of the date on which Jaggers signed this Agreement, Jaggers has good and valid title to all of the Retained Units held by Jaggers, and (iii) as of the date Jaggers signed this Agreement, Jaggers has never made any assignment, sale, delivery, transfer or conveyance of such Retained Units.
c.By executing and delivering this Agreement, Jaggers acknowledges that Jaggers has carefully read this Agreement and that some of the consideration Jaggers is receiving under this Agreement he was not otherwise entitled to receive, but for Jaggers’ entry into this Agreement. Jaggers further represents that Jaggers fully understands the final and binding effect of this Agreement; the only promises made to Jaggers to sign this Agreement are those stated in this Agreement; and Jaggers is signing this Agreement knowingly, voluntarily and of Jaggers’ own free will and with full understanding of the legal and tax consequences of this Agreement; and Jaggers understands and agrees to each of the terms of this Agreement.
d.Jaggers acknowledges that Jaggers has fulfilled all obligations known to Jaggers to raise any and all legal, regulatory or compliance concerns known to Jaggers while Jaggers was employed with any of the Company Parties, and that as of the time Jaggers signed this Agreement Jaggers was not aware of any legal, regulatory or compliance related issues that Jaggers has not previously raised with the Company Parties. Jaggers further acknowledges that as of the time Jaggers signed this Agreement Jaggers was aware of no conduct by any of the Released Parties that Jaggers reasonably believed constitutes a violation of any federal, state or local law, rule, ordinance or regulation.
e.Jaggers represents that as of the time Jaggers signed this Agreement Jaggers has no knowledge of the existence of any Proceeding against any of the Released Parties. In the event that any such Proceeding has been filed, Jaggers will promptly take all reasonable actions necessary to withdrawal or terminate that Proceeding unless prohibited by law.
9.Cooperation and Transition Assistance.
a.    To the extent that Jaggers, in the Company’s reasonable judgment, possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations conducted by Company Parties which relates to activities that occurred during the term of his employment with Employer, or thereafter and about which he has or may have knowledge, Jaggers agrees to assist and cooperate with the Company Parties with any such investigation, lawsuit, arbitration, or other proceeding to which the Company Parties are subjected, by being readily available to testify, give a deposition, be interviewed or otherwise as the Company Parties may reasonably request, to assist the Company Parties in concluding the any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings resulting therefrom. In such event, Jaggers shall have the right to be represented in any such matters by counsel of his choosing and at Company’s sole cost and expense.
b.    In addition, Jaggers agrees that, for a period continuing until the last date of the final vesting of the Retained Units (the “Transition Period”), Jaggers will cooperate and assist with the transition of Jaggers’ job responsibilities from time to time as the Company Parties may reasonably request. During the Transition Period, Jaggers agrees to be available for consultation and assistance as and when reasonably requested by one of the Company Parties concerning matters which are within the scope of duties Jaggers performed while Jaggers was employed by Employer or which are otherwise within Jaggers’ skills and education. Jaggers further agrees to perform all acts, including, without limitation, attending such meetings as the Company Parties may reasonably require upon reasonable advance notice, and execute any documents that may be necessary to carry out the provisions of this Section. Jaggers acknowledges and agrees that Jaggers will not be considered an employee of any Company Party for any purpose during the Transition Period; rather, compliance with this Section is in consideration for the benefits provided under this Agreement.

c.    The Company will reimburse Jaggers for reasonable out of pocket expenses incurred in complying with this Section.
10.Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado without reference to the principles of conflicts of law. The Parties agree that any appropriate state or federal court located in Colorado has exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement and is the proper forum in which to adjudicate the case or controversy.
11.Attorneys’ Fees; Costs. The prevailing party(ies) in any suit or action arising out of or related to this Agreement will be entitled to recover from the other party(ies) its/their attorney fees, costs and expenses in the amount that a court of competent jurisdiction may determine to be reasonable in both the trial court and appellate courts (as applicable).
12.Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A facsimile signature, whether sent by e-mail or other electronic medium, will have the same force and effect as an original signature.
13.Amendment; Entire Agreement. This Agreement cannot be modified other than by an agreement in writing signed by (a) Jaggers; and (b) the Company, or if applicable each of the Company Parties, effected by the modification. This Agreement, and those other agreements referenced in this Agreement that have not been terminated or otherwise superseded by this Agreement, but only to the extent that they have not been amended by this Agreement, constitute the entire agreement of the Parties with regard to the subject matter of this Agreement.
14.Assignments and Survival. The Company Parties may assign their rights under this Agreement, except that the Restrictive Covenant Obligations set forth in Sections 5(d) and 5(e) shall be extinguished in the event of a Change in Control. No other assignment is permitted except by written permission of the Parties. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors, and permitted assigns. For the purposes of this Agreement, a “Change in Control” shall have the same definition as that set-forth in the Jagged Peak Energy Inc. Executive Severance Plan effective as of June 13, 2017.
15.Third-Party Beneficiaries.
a.Jaggers expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of this Agreement.
b.The Company Parties each acknowledge and agree that Jaggers Investments, LLLP is a third-party beneficiary of this Agreement.
16.Invalidity; Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement (or part thereof) is invalid or unenforceable in any respect, the court shall modify the term or provision to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder; or the term or provision, or part thereof, will severed from this Agreement. In either situation, the other terms or provisions of this Agreement will remain in effect.
17.Acknowledgments and Revocation Right. Jaggers acknowledges that Jaggers is knowingly and voluntarily waiving and releasing any rights Jaggers may have under the ADEA and that some of the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Jaggers is already entitled. Jaggers further acknowledges that Jaggers has been advised by this writing, as required by the ADEA, that: (a) Jaggers’ waiver and release contained herein do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Jaggers has been advised hereby that Jaggers has the right to consult with an attorney prior to executing this Agreement; (c) Jaggers has twenty-one (21) days to consider this Agreement (although Jaggers may choose to voluntarily execute this Agreement earlier, thereby waiving Jaggers’ right to review this Agreement for a full 21 days); (d) Jaggers has seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”); and (e) this Agreement will not be effective until the date upon which the Revocation Period has expired, which will be the eighth (8th) day after this Agreement is executed by Jaggers and delivered to the Company; provided that it has been dated and signed on behalf of all of the Company Parties, and a copy of the fully executed Agreement has been delivered to Jaggers before the expiration of the Revocation Period (the “Effective Date”). Revocation of this Agreement by Jaggers must be in writing and e-mailed to Christopher I. Humber, Executive Vice President, General Counsel & Secretary, Jagged Peak Energy Inc., 1401 Lawrence Street, Suite 1800, Denver, Co 80202, chumber@jaggedpeakenergy.com, prior to the end of the Revocation Period.
18.Interpretation. The headings to Sections and Subsection hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or,” unless the context indicates that it only means “or.” The words “herein”, “hereof”, “hereunder,” and other compounds of the word “here” shall refer to this entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
19.Reports of Potential Violations of Law. Notwithstanding anything in this Agreement to the contrary, nothing herein will prevent Jaggers from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of any applicable law.  Further, Jaggers shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of a Company Party that: (i) is made (A) to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting, or in connection with an investigation of, a suspected violation of law; or (C) in response to a subpoena or court or agency order, or as otherwise required by law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that (1) Jaggers promptly gives the applicable Company Party notice of any such demand made on Jaggers, unless Jaggers is prohibited by law or court or agency order from doing so; and (2) Jaggers uses reasonable and lawful means, if any, to resist or limit disclosure until the applicable Company Party has had a reasonable opportunity to intervene or has advised Jaggers that it does not object to the disclosure.  An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret of the employer to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual promptly gives the applicable Company Party notice of any such disclosure, unless individual is prohibited by law or court order from doing so; and the individual uses reasonable and lawful means (if any) to resist or limit disclosure until the Company Party has had a reasonable opportunity to intervene or has advised the individual that it does not object to the disclosure.
20.Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Jaggers the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Jaggers shall, at the request of the Company Parties, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.
21.Notices. All notices under this Agreement must be given in writing. Any notice required or permitted by this Agreement or by law may be personally delivered; or sent via e-mail with confirmation of receipt, or sent by courier with delivery charges prepaid, and addressed to the intended recipient as set forth below.
(a)    If to Jaggers:

Joseph N. Jaggers, III
94 Applehead Island Drive
Horseshoe Bay, TX 78657
Email: jjaggers@jnj3.com

With copy to:

William J. Kelly III
Kelly & Walker LLC
1512 Larimer Street, Ste 200
Denver, CO 80202
wkelly@kellywalkerlaw.com

(b)    If to one of more Company Parties:

Christopher I. Humber
Executive Vice President, General Counsel & Secretary
Jagged Peak Energy Inc.
1401 Lawrence Street, Suite 1800
Denver, CO 80202
E-mail: chumber@jaggedpeakenergy.com

Any party or its authorized representative specified above may change the address to which notices are to be delivered by giving the other party and its representative specified above notice in a manner permitted above.

[REMAINDER INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective for all purposes as provided above.
JOSEPH N. JAGGERS, III

March 30, 2018	/s/ Joseph N. Jaggers, III
Date    Joseph N. Jaggers, III

JAGGED PEAK ENERGY INC.:

March 30, 2018	By: /s/ Christopher I. Humber

Date	Christopher I. Humber
Executive Vice President, General Counsel & Secretary

JAGGED PEAK ENERGY LLC:

March 30, 2018	By: /s/ Christopher I. Humber

Date	Christopher I. Humber
Executive Vice President, General Counsel & Secretary

JPE MANAGEMENT HOLDINGS LLC:

March 30, 2018	By: /s/ Christopher I. Humber

Date	Christopher I. Humber
Secretary

Exhibit A
Existing Personal Investments

Oryx Midstream Coinvest Fund, LLC
Oryx Midstream II Coinvest Fund, LLC